ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-187853
Dated June 3, 2013

100 King Street West, Suite 5700, Toronto, Ontario, Canada, M5X 1C7 Tel: +1 (416) 915-4149 444 Cedar Street, Suite 2060, St. Paul, MN 55101 Tel: +1 (651) 389-4100 www.polymetmining.com

$60.5 MILLION RIGHTS OFFERING

WHY?

  Provides funding necessary to complete permitting AND discretionary spending on detailed engineering and ordering of long lead-time equipment needed to minimize construction period

  Treats all shareholders equally

WHAT?

  All shareholders will receive one Right for every share owned on the Record Date

  For every two Rights, you will be able to subscribe for one new common share (subject to applicable law). Upon the exercise of 2 Rights, each common share will cost US$0.66

  If all of the Rights are exercised, the Company expects to issue a total of approximately 91.6 million common shares representing 50% of the currently outstanding common shares

  Shareholders can subscribe for some or all of their Rights, or sell some or all of their Rights on the NYSE MKT or TSX

WHEN?

  The record date is 5:00 p.m. (Eastern time) on June 4, 2013 (the “Record Date”)

  The commencement date is June 6, 2013

  The Rights Offering will be open until 5:00 p.m. (Eastern time) on July 3, 2013. Holders of Rights will need to exercise their Rights prior to that time and date (“Expiry Date”)

HOW?

  Instructions on how to participate
  (excerpt from Form F-10/A Registration Statement filed on EDGAR May 23, 2013)

ADDITIONAL RESOURCES

  Final Short Form Prospectus filed on SEDAR May 23, 2013

  Form F-10/A Registration Statement filed on EDGAR May 23, 2013

  Press Release May 30, 2013 – PolyMet Reports Further Progress at NorthMet Copper-Nickel Project Rights Trading on NYSE MKT and TSX

  Press Release May 24, 2013 – PolyMet Announces Terms of US$60.5 Million Rights Offering and Files Final Prospectus

  Press Release April 10, 2013 – PolyMet US$60 Million Common Share Rights Offering To All Shareholders

* * * * *

About PolyMet

PolyMet Mining Corp. (www.polymetmining.com) is a publicly-traded mine development company that owns 100% of Poly Met Mining, Inc., a Minnesota corporation that controls 100% of the NorthMet copper-nickel-precious metals ore body through a long-term lease and owns 100% of the Erie Plant, a large processing facility located approximately six miles from the ore body in the established mining district of the Mesabi Range in northeastern Minnesota. Poly Met Mining, Inc. has completed its Definitive Feasibility Study and is seeking environmental and operating permits to enable it to commence production. The NorthMet project is expected to require approximately two million hours of construction labor, creating approximately 360 long-term jobs, a level of activity that will have a significant multiplier effect in the local economy.

POLYMET MINING CORP.

Per:	"Jon Cherry"
Jon Cherry, CEO

For further information, please contact:

Corporate	Media
Douglas Newby	LaTisha Gietzen
Chief Financial Officer	VP – Public, Gov't & Environmental Affairs
Tel: +1 (651) 389-4105	Tel: +1 (218) 225-4417
dnewby@polymetmining.com	lgietzen@polymetmining.com

Investor Relations
PolyMet	MZ North America
Jenny Knudson	Pascal Nigen
VP – Investor Relations	Senior Vice-President
Tel: +1 (651) 389-4110	Tel: +1 (212) 301-7149
jknudson@polymetmining.com	pnigen@mzgroup.us
www.mzgroup.us

This document contains certain forward-looking statements concerning anticipated developments in PolyMet’s operations in the future. Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. These forward-looking statements may include statements regarding our beliefs related to the timing of the listing of the Rights on the NYSE MKT and TSX, ability to receive environmental and operating permits, job creation, or other statements that are not a statement of fact. Forward-looking statements address future events and conditions and therefore involve inherent known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to risks facing PolyMet or due to actual facts differing from the assumptions underlying its predictions.

PolyMet’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and PolyMet does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations and opinions should change.

Specific reference is made to PolyMet’s most recent Annual Report on Form 20-F for the fiscal year ended January 31, 2013 and in our other filings with Canadian securities authorities and the U.S. Securities and Exchange Commission for a discussion of some of the risk factors and other considerations underlying forward-looking statements.

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

PolyMet has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, for the offering to which this communication relates. Before investing, prospective investors should read the prospectus in that registration statement and other documents the issuer has filed with the U.S. Securities and Exchange Commission, for more complete information about PolyMet and this offering. The documents are available free of charge by visiting EDGAR on the U.S. Securities and Exchange Commission website at www.sec.gov. Alternatively, PolyMet will arrange to send you the prospectus if you request it by calling 1-416 915-4149.